Exhibit 99.1

For Immediate Release

PULSE ELECTRONICS CORPORATION REPORTS
SECOND QUARTER RESULTS

Company’s Strong Progress on Four Strategic Turnaround Objectives Continues;
Further Actions to Reduce Costs Detailed; Sales to New Antenna Customers Were 59% of Wireless Segment Sales

SAN DIEGO, August 9, 2011—Pulse Electronics Corporation (NYSE:PULS), a leading provider of electronic components, today reported results for its second quarter ended July 1, 2011.

Second Quarter Highlights

•	Net sales were $94.8 million compared with $116.5 million in the prior-year quarter, and up 7.7 percent from $88.0 million in the first quarter.
•	Operating loss according to U.S. GAAP was $4.2 million in the quarter compared with a profit of $2.4 million in the prior-year quarter.
•
Non-GAAP operating profit was $1.5 million in the quarter, compared with a non-GAAP profit of $7.7 million in the prior-year quarter and a non-GAAP loss of $2.9 million in the first quarter. This operating profit exceeded upper-end guidance of $1 million. (See Schedule A for a reconciliation of U.S. GAAP results to non-GAAP measures.)

•	Additional cost and expense actions taken which the company expects will enable it to meet its objective of reducing operating expenses $12 million in the next 12-18 months.
•	Wireless segment sales trough likely reached one quarter earlier than previously forecasted as sales to new antenna customers increased 12 percent from the first quarter.

CEO Comments

“Overall, our performance was well within guidance this quarter,” said Pulse Chairman and Chief Executive Officer Ralph Faison. “We are executing on our strategic turnaround plan and have growing confidence that we will achieve our objectives.  We delivered operating profit above our guidance on revenue that was about as expected as sales improved from the prior quarter in our network and power segments.  We believe wireless segment sales have troughed and will begin to increase in future quarters.

“I am encouraged with the progress we are making on our strategic turnaround plan.  Pulse employees around the world are working tirelessly to execute on this plan.  During this quarter we:

•
Took further actions that will increase savings, with the net effects of approximately $6 million (net of necessary spending increases in certain areas) to begin in the third quarter, and completed the cost and expense reduction actions we announced in the first quarter.  We remain on track to achieve our objective of reducing operating expenses by approximately $12 million in the next 12 to 18 months.

•
Generated $7.5 million in sales from new antenna customers, an increase of 12 percent from the first quarter and comprising 59 percent of total wireless sales, secured 41 wireless design wins including three projected high volume programs from three major handset OEMs, and announced Samsung’s selection of our laser direct structuring (LDS) process for producing three-dimensional antennas for future Samsung products.

•	Began the process to close another factory in coastal China late in 2011 as part of the rationalization of our manufacturing footprint in China.
•	Selected our ERP system provider, staffed an internal project team, and prepared to begin implementation in the third quarter.

“Early in the third quarter, we also amended our credit facility to provide the financial flexibility to continue our strategic turnaround plans, particularly investments in wireless to support LDS manufacturing volume, new manufacturing automation projects, the new ERP system, and restructuring actions.”

Second Quarter Operating Performance

Net sales were $94.8 million in the quarter compared with $116.5 million in the prior-year quarter primarily due to lower wireless sales and lower industry demand for network products, which were partially offset by strong growth in the power segment. Sequentially, net sales increased 7.7 percent compared with first quarter net sales of $88.0 million primarily due to strong growth in the power segment.

Cost of sales declined 15.4 percent to $72.4 million in the quarter from $85.6 million in the prior-year quarter. The company’s gross profit margin was 23.6 percent in the quarter compared with 26.5 percent in the prior-year and 20.9 percent in the first quarter. The lower gross margin compared to the prior year reflects lower volume, higher wage rates, higher raw material costs, and lower pricing for network products. These factors were partially offset by strong demand in the power segment and continued migration to lower-cost facilities in China.  Compared to the first quarter, gross profit margin increased mainly due to better capacity utilization from higher power segment sales.

Selling, general and administrative expenses—which include research and development—decreased 13.9 percent to $21.3 million in the quarter from $24.7 million in the second quarter of 2010. The decrease in spending was due to prudent expense management in light of lower sales and the early benefits of expense reduction actions.

Operating loss according to U.S. GAAP was $4.2 million in the quarter compared with a profit of $2.4 million in the prior-year quarter. Non-GAAP operating profit was $1.5 million compared with $7.7 million in the prior-year quarter. The operating loss according to U.S. GAAP included $3.9 million and $3.8 million for severance, impairment and associated costs in the second quarter of 2011 and 2010, respectively, and $1.5 million in second quarter 2011 related to an unsolicited takeover attempt.

Operating Segment Overview

Network

Network net sales, which are concentrated in the enterprise datacomm and carrier infrastructure markets, were $43.4 million in the second quarter compared with the unusually high volume of $60.8 million in the prior-year quarter. Operating profit was $1.3 million in the quarter compared with $8.4 million in the prior-year quarter. The group’s financial performance reflects lower overall industry demand, lower pricing, and higher overall wages and materials costs.

Power

Power net sales grew 17.8 percent to $38.7 million in the second quarter from $32.8 million in the prior-year quarter. Sales were strong in the automotive and military/aerospace markets. Operating profit was $3.4 million in the quarter compared with $1.6 million in the prior-year quarter. This financial performance reflects strong sales growth and migration of our production to lower cost part suppliers, partially offset by higher overall wage rates compared with the prior-year quarter.

Wireless

Wireless net sales were $12.7 million in the second quarter compared with $22.8 million in the prior-year quarter. The company generated $7.5 million in sales from new antenna customers in the second quarter compared with $1.4 million in the prior-year quarter. This was the sixth consecutive quarter of growth in new antenna customer sales.  Operating loss was $3.6 million in the quarter compared with $3.8 million in the prior-year quarter. This financial performance (a smaller loss on $10.1 million less in revenue) primarily reflects the benefits of cost structure reductions in this business.

Cost and Expense Actions

As previously announced, the company took several cost and expense reduction actions during the first quarter of 2011, including consolidation of its corporate headquarters into its U.S. operational headquarters, closure of two factories in China, elimination of audio products, and elimination of organizational layers and support positions. The company believes it is on track to meet the expected savings and effective time frames it previously announced.

Additionally, in the second quarter, the company took further actions to reduce costs and expenses as part of its strategic turnaround plan.  The following table summarizes the actions and the expected annual savings:

Action	Expected Annual Savings ($ in millions)	Expected Effective Time Frame
Total of Q1 2011 announced actions	$6.6
General reductions of staff positions and expenses	8.1	Q3 2011
Renegotiation of outside service and consulting fees	1.7	Q2 2011
Reduction in compensation for senior management and the board of directors	0.5	Q3 2011
Facility closure and simplification	3.8	2012
Total	$20.7

Of the $20.7 million cost and expense savings detailed above, approximately $17.1 million is related to operating expenses.  Net of planned increases in spending, the company believes it remains on track to meet its previously stated objective to reduce operating expenses approximately $12 million in the next 12 to 18 months.

Balance Sheet

The company had $35.6 million of cash and cash equivalents at July 1, 2011 compared with $35.9 million at December 31, 2010. Capital expenditures, the company’s majority-owned subsidiary’s purchase of its common stock, and dividend payments were offset by borrowing to facilitate liquidity and funding of restructuring actions.

While the company was in compliance with all covenants of its existing credit agreement on July 1, 2011, the agreement did not contemplate the resources necessary to carry out the company’s strategic turnaround plan, nor did it anticipate the soft market demand, particularly in network, and highly uncertain economic climate in 2011.  Accordingly, on August 5, 2011, the company finalized an amendment to its credit agreement which will enhance the company’s borrowing flexibility in support of the execution of the strategic turnaround priorities.  Under the terms of the amendment, the total credit facility was reduced from $100 million to $70 million – still well within the company’s expected borrowing needs.  In connection with increasing leverage covenants and other changes, the interest rate was also increased.  The company expects to pay total fees and expenses of $1.2 million in connection with executing the amendment.

Dividend

The company’s board of directors declared a quarterly dividend of $0.025 per common share, payable on October 21, 2011 to shareholders of record on October 7, 2011.  The company also announced that it does not expect to pay dividends beyond 2011.  The company has concluded that these funds can generate a higher return if used to continue its strategic turnaround plan and fund long-term growth of the company.

Third Quarter 2011 Outlook

“As we look to the third quarter, with the global economy being quite uncertain, we expect traditional seasonal top line growth to be restrained,” said Faison.

The company expects third quarter 2011 net sales to range from $94 million to $100 million and non-GAAP operating profit to range from a loss of $1 million to profit of $1 million.

“Stronger top-line growth is important to achieving our long-term financial goals, but we continue to maintain that this is not likely to occur until 2012 due to industry demand in network and the early stage of sales to new antenna customers in our wireless segment.  We continue to focus on all aspects of our strategic turnaround plan to lower our cost structure, improve business processes and increase efficiency, and improve the wireless business.”

Conference Call

Pulse management will conduct a conference call at 5 p.m. Eastern (2 p.m. Pacific) today. The conference call will be available via telephone and the Internet. The dial-in number is 412-858-4600. A link to the earnings press release, the Internet web cast and a slide presentation that will accompany management’s prepared remarks will be available on the “Investor Information” section of the company’s web site www.pulseelectronics.com for two weeks.

About Pulse Electronics Corporation

Pulse Electronics is the electronic components partner that helps customers build the next great product by providing the needed technical solutions. Pulse has a long operating history of innovation in magnetics, antennas and connectors, as well as the ability to ramp quickly into high-quality, high-volume production.  The company serves the wireless and wireline communications, power management, military/aerospace and automotive industries. Pulse Electronics is a participating member of the IEEE, SFF, OIF, HDBaseT Alliance, CommNexus, and MoCA . For more information, visit the company’s web site at www.pulseelectronics.com.

Safe Harbor

This press release contains statements, including projections of future business objectives and financial results, that are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These forward-looking statements are based on the company's current information and expectations. There can be no assurance the forward-looking statements will be achieved. Actual results may differ materially due to the risk factors listed from time to time in the company's SEC reports including, but not limited to, those discussed in the company's Form 10-Q for the quarter ended April 1, 2011 in Item 1a under the caption "Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995)." All such risk factors are incorporated herein by reference as though set forth in full. The company undertakes no obligation to update any forward looking statement.

Non-GAAP Rationale

Non-GAAP operating profit or loss (operating profit or loss according to accounting principles generally accepted in the United States excluding pre-tax severance, impairment and other associated costs; pre-tax non-cash stock-based compensation expenses; and other pre-tax adjustments as described in the applicable period), non-GAAP diluted earnings (loss) per share (net earnings (loss) per share from continuing operations according to principles generally accepted in the United States excluding after-tax severance, impairment and other associated costs; after-tax non-cash stock-based compensation expenses; and other after-tax adjustments as described in the applicable period) and adjusted EBITDA (net earnings attributable to Pulse Electronics Corporation plus net earnings from discontinued operations and non-controlling interest, excluding income taxes; depreciation and amortization; interest expense/income;  non-cash stock-based compensation expenses; other expense/income; and severance, impairment and other associated costs and other adjustments as described in the applicable period), are not measures of performance under accounting principles generally accepted in the United States.  Non-GAAP operating profit or loss, non-GAAP diluted earnings (loss) per share and adjusted EBITDA should not be considered a substitute for, and an investor should also consider, net income, operating profit, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity.  Non-GAAP operating profit (loss) and non-GAAP diluted earnings (loss) per share are often used by our shareholders and analysts as an additional measure of our operating performance. Adjusted EBITDA is often used by our shareholders and analysts as an indicator of a company’s ability to service debt and fund capital expenditures.  We believe these non-GAAP measures enhance a reader’s understanding of our financial condition, results of operations and cash flow because they are unaffected by capital structure and, therefore, enable investors to compare our operating performance to that of other companies.  We understand that our presentation of non-GAAP operating profit (loss), non-GAAP diluted earnings (loss) per share and adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

Based on discussions with investors and equity analysts, we believe that a reader’s understanding of the company’s operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance, impairment and other associated costs, non-cash stock-based compensation expenses and other adjustments may facilitate comparisons of operating performance among financial periods and peer companies.  These charges result from facility closures, the exit of a product line, production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment.  Removing non-cash stock-based compensation expenses facilitates comparisons of the company’s operating performance with that of other companies with differing compensation structures and with the company’s performance in periods during which its own compensation structure may have been different.  Impairment charges, accelerated depreciation and costs related to an unsolicited takeover attempt are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

Copyright © 2011 Pulse Electronics Corporation. All rights reserved. All brand names and trademarks are properties of their respective holders.

Contact:
Drew A. Moyer
Senior Vice President, Chief Financial Officer
858-674-8268

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)

	Three Months Ended		Six Months Ended
	7/1/11	6/25/10	7/1/11	6/25/10

Net sales	$94,758	$116,473	$182,797	$209,333
Cost of goods sold	72,385	85,605	142,000	158,873
Gross profit	22,373	30,868	40,797	50,460
Selling, general and administrative expenses	21,255	24,689	42,796	47,387
Severance, impairment and other associated costs	3,867	3,767	10,623	31,094
Costs related to unsolicited takeover attempt	1,486	--	1,916	--
Operating loss	(4,235)	2,412	(14,538)	(28,021)

Interest expense, net	(1,158)	(1,272)	(2,451)	(2,621)
Other income (expense), net	167	(1,625)	1,709	(7,529)
Loss from continuing operations before income taxes	(5,226)	(485)	(15,280)	(38,171)
Income tax benefit	(765)	1,997	(5,830)	(145)
Net loss from continuing operations	(4,461)	(2,482)	(9,450)	(38,026)
Earnings (loss) from discontinued operations, net of taxes	--	2,908	612	(15,168)
Net loss	(4,461)	426	(8,838)	(53,194)
Non-controlling interest, net of taxes	(44)	(290)	(92)	(597)
Net loss attributable to Pulse Electronics Corporation	(4,505)	136	(8,930)	(53,791)

Basic shares outstanding	41,153	40,916	41,186	40,922
Basic loss per share from continuing operations	(0.11)	(0.07)	(0.23)	(0.94)
Basic earnings (loss) per share from discontinued operations	0.00	0.07	0.01	(0.37)
Basic loss per share	(0.11)	0.00	(0.22)	(1.31)

Diluted shares outstanding	41,153	40,936	41,186	40,922
Diluted loss per share from continuing operations	(0.11)	(0.07)	(0.23)	(0.94)
Diluted earnings (loss) per share from discontinued operations	0.00	0.07	0.01	(0.37)
Diluted loss per share	(0.11)	0.00	(0.22)	(1.31)

AMOUNTS ATTRIBUTABLE TO PULSE ELECTRONICS CORPORATION:

Net loss from continuing operations excluding non-controlling interest	$(4,505)	$(2,772)	$(9,542)	$(38,623)
Net earnings (loss) from discontinued operations	--	2,908	612	(15,168)
Net loss attributable to Pulse Electronics Corporation	(4,505)	136	(8,930)	(53,791)

BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)

	Three Months Ended		Six Months Ended
	7/1/2011	6/25/2010	7/1/2011	6/25/2010
Net Sales
Network	43,391	60,845	85,935	104,219
Power	38,668	32,819	70,567	58,299
Wireless	12,699	22,809	26,295	46,815
Total net sales	94,758	116,473	182,797	209,333

Operating loss
Network	1,278	8,368	1,687	10,646
Power	3,399	1,625	3,927	246
Wireless	(3,559)	(3,814)	(7,613)	(7,819)
Operating loss excluding severance, impairment and other associated costs and costs related to unsolicited takeover attempt	1,118	6,179	(1,999)	3,073
Severance, impairment and other associated costs	3,867	3,767	10,623	31,094
Costs related to unsolicited takeover attempt	1,486	--	1,916	--
Operating loss	(4,235)	2,412	(14,538)	(28,021)

FINANCIAL POSITION (UNAUDITED)
(in thousands)	7/1/2011	12/31/2010

Cash and cash equivalents	$35,560	$35,905
Accounts receivable, net	58,993	65,532
Inventory	36,666	35,741
Prepaid expenses and other current assets	14,542	14,804
Net property, plant and equipment	30,627	30,681
Other assets	40,671	41,936
Total assets	217,059	224,599

Accounts payable	50,689	46,102
Accrued expenses and other current liabilities	47,159	54,602
Long-term debt	42,150	32,150
Convertible senior notes	50,000	50,000
Other long-term liabilities	17,438	18,971
Total liabilities	207,436	201,825

Total equity	9,623	22,774

Total liabilities and equity	217,059	224,599

Shares outstanding	41,639	41,490

NON-GAAP MEASURES (UNAUDITED)
(in thousands, except per-share amounts)

1.  Adjusted EBITDA

	Quarter Ended
	7/1/11	6/25/10

Net (loss) income attributable to Pulse Electronics Corporation	$(4,505)	$136
Net (earnings) loss from discontinued operations	0	(2,908)
Non-controlling interest	44	290
Income tax expense (benefit)	(765)	1,997
Interest expense, net	1,158	1,272
Non-cash stock-based compensation expenses	399	393
Depreciation and amortization	2,579	4,513
Other (income) expense	(167)	1,625
Severance, impairment and other associated costs	3,867	3,767
Costs related to unsolicited takeover attempt	1,486	--
Adjusted EBITDA	4,095	11,085

2.  Net earnings (loss) per diluted share from continuing operations excluding severance, impairment and other associated costs, costs related to unsolicited takeover attempt, non-cash stock-based compensation expenses and other adjustments

	Quarter Ended
	7/1/11	6/25/10

Net loss per diluted share	$(0.11)	$0.00
Diluted (earnings) loss per share from discontinued operations	0.00	(0.07)
After-tax severance, impairment and other associated costs, per share	0.07	0.09
After-tax costs related to unsolicited takeover attempt, per share	0.02	--
After-tax non-cash stock-based compensation expenses, per share	0.01	0.01
Other adjustments: accelerated depreciation, per share	--	0.02
Net earnings (loss) per diluted share from continuing operations excluding severance, impairment and other associated costs, non-cash stock-based compensation expense and other adjustments	(0.01)	0.05

3.  Operating (loss) profit excluding severance, impairment and other associated costs, costs related to unsolicited takeover attempt, non-cash stock-based compensation expenses and other adjustments

	Quarter Ended
	7/1/11	6/25/10

Operating (loss) profit	$(4,235)	$2,412
Pre-tax severance, impairment and other associated costs	3,867	3,767
Pre-tax non-cash stock-based compensation expenses	399	393
Pre-tax costs related to unsolicited takeover attempt	1,486	--
Other adjustment: accelerated deprecation	--	1,117
Operating (loss) profit excluding severance, impairment and other associated costs, non-cash stock-based compensation expense and other adjustments	1,517	7,689

Net sales	$94,758	$116,473
Operating margin excluding severance, impairment and other associated costs, costs related to unsolicited takeover attempt, non-cash stock-based compensation expense and other adjustments	1.6%	6.6%